Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of January 8, 2023, is by and among Voss Value Master Fund, L.P., a Cayman Islands limited partnership, Voss Value-Oriented Special Situations Fund, L.P., a Delaware limited partnership, Voss Advisors GP, LLC, a Texas limited liability company and Voss Capital, LLC, a Texas limited liability company (each, a “Voss Party,” and together, the “Voss Parties”), and Griffon Corporation, a Delaware corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Voss Parties and the Company agree as follows:

1. Board Matters.

(a) New Director Appointment. Effective on January 9, 2023, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary in accordance with the Company’s Amended and Restated By-laws (as amended, the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”) to appoint Travis W. Cocke (the “New Director”) to the Board as a new member for a term lasting until the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”). Concurrently with the appointment of the New Director, the Board shall appoint the New Director to serve on each of the Nominating and Corporate Governance Committee and the Committee on Strategic Considerations of the Board.

(b) Additional Director. Following the 2023 Annual Meeting, at the Voss Parties’ election after consultation with the Company and subject to the Voss Parties beneficially owning at least the Minimum Ownership Threshold (as defined below) at such time, the Company will, in consultation with the Voss Parties, identify a new Independent director from the remaining six (6) individuals nominated by the Voss Parties pursuant to the Nomination Notice (as defined below) to be appointed to the Board (or, with the Voss Parties’ prior written consent, a different individual), and the Company shall promptly take such actions as are necessary in accordance with the Bylaws and the DGCL to appoint such individual to the Board (such director, the “Additional Director”).

(c) 2023 Annual Meeting Nominations. The Company agrees that, provided that the New Director is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the 2023 Annual Meeting, the Board will nominate the New Director and H. C. Charles Diao, together with the other persons included in the Company’s slate of nominees for election as a director at the 2023 Annual Meeting in accordance with this Section 1(c), each as a director of the Company with a term expiring at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”);

(ii) the Board will recommend that the stockholders of the Company vote to elect the New Director and H. C. Charles Diao as a director of the Company at the 2023 Annual Meeting, in addition to such other directors as the Board may recommend for election; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the New Director and H. C. Charles Diao at the 2023 Annual Meeting (for the avoidance of doubt, the Company shall only be required to provide support and use efforts no less rigorous or favorable than the manner in which the Company supports the Board’s other director nominees with respect to their election at the 2023 Annual Meeting).

(d) Board Size. At the Voss Parties’ election after consultation with the Company, the Board shall take all actions necessary following the conclusion of the 2023 Annual Meeting to reduce the size of the Board to not more than thirteen (13) members. If such election has occurred, from the conclusion of the 2023 Annual Meeting until the end of the Cooperation Period, the size of the Board shall not exceed thirteen (13) members without the prior written consent of the Voss Parties; provided that, if the Voss Parties elect to exercise their rights pursuant to Section 1(b), the appointment by the Company of the Additional Director shall not be a breach of this Section 1(d) provided that following such appointment, the Company takes all actions necessary to reduce the size of the Board to not more than thirteen (13) members as soon as reasonably practicable.

(e) New Director Agreements, Arrangements and Understandings. Each of the Voss Parties agrees that neither it nor any of its Affiliates (as defined below) (i) will pay any compensation to the New Director (including any Successor Director(s) (as defined below)) or other member of the Board or any officer regarding such person’s service to the Company, including on the Board or any committee thereof or (ii) will have any agreement, arrangement or understanding, written or oral, with the New Director (including any Successor Director(s)) regarding such person’s service to the Company, including on the Board or any committee thereof (which for the avoidance of doubt shall not include ordinary course employment agreements or arrangements with any of the Voss Parties or their Affiliates), except, solely as to clause (ii), as disclosed to and consented to in advance by the Company. The Company acknowledges that no Company Policies (as defined below) shall be violated by the New Director receiving indemnification and/or reimbursement of expenses from the Voss Parties or their respective Affiliates, provided that the New Director neither accepts nor receives compensation from the Voss Parties or their respective Affiliates with respect to the New Director’s service or action as a director of the Company.

(f) Successor Director. If, during the Cooperation Period, the New Director or the Additional Director (if appointed pursuant to Section 1(b)) is unable or unwilling to serve as a director or resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2024 Annual Meeting, and at such time the Voss Parties beneficially own at least the Minimum Ownership Threshold (as defined below), the Voss Parties, in consultation with the Company, shall identify, and the Company will appoint as promptly as practicable (and in no event later than 5 business days after identification), a substitute director who is a Qualified Director and subject to the approval (not to be unreasonably withheld, conditioned or delayed) by the Board (the “Successor Director”) to serve as a director of the Company for the remainder of the New Director’s or the Additional Director’s term, as applicable, or until the Successor Director’s earlier death, resignation, disqualification, retirement or removal from the Board. Effective upon the appointment of a Successor Director to the Board, such Successor Director will be considered a New Director or an Additional Director, as applicable, for all purposes of this Agreement. In the event that the Voss Parties seek to exercise their rights under this

Section 1(f), the Voss Parties shall certify in writing to the Company that they beneficially own at least the Minimum Ownership Threshold at such time.

(g) New Director Information. As a condition to the New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, the New Director will provide any information the Company reasonably requests, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance or legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.

(h) Company Policies. The parties acknowledge that the New Director, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of business conduct and ethics, trading and disclosure policies, director resignation policy, director confidentiality agreement, and other governance or other guidelines and policies of the Company as other Independent directors of the Company (collectively, “Company Policies”), and, except as may be subsequently waived by the Voss Parties in writing, shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all Independent directors of the Company.

(i) Limitation of Appointment Right; Termination. The Company’s obligations under Section 1 shall automatically terminate, and the Voss Parties shall have no rights under Section 1, upon the earliest of: (i) such time as the Voss Parties beneficially own less than a “net long position” of at least 50% of the Company Common Stock (as defined below) beneficially owned by the Voss Parties on the date of this Agreement (the “Minimum Ownership Threshold”) (ii) such time as any Voss Party or other Restricted Person (as defined below) materially breaches this Agreement or (iii) such time as the New Director notifies the Company of his or her intent to resign from the Board and the Voss Parties waive in writing any right to have a Successor Director appointed. In each case, if the New Director is then serving on the Board, he or she shall promptly (and in any event within forty-eight (48) hours of the occurrence of the events described in clauses (i), (ii) or (iii) above) deliver his or her written resignation to the Board for his or her immediate resignation, and the Voss Parties agree to cause, and agree to cause their respective Affiliates to cause, the New Director to deliver such written resignation to the Board if he or she fails to deliver it and when required pursuant to this Section 1(i), it being understood that (1) it shall be in the Board’s sole discretion whether to accept or reject such resignation and (2) in the event of such a resignation, the Voss Parties shall not be entitled to have any Successor Director appointed in respect of such resigning director.

2. Cooperation.

(a) Non-Disparagement. From the date of this Agreement until the end of the Cooperation Period, the Company, each Voss Party and the New Director shall refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement), and (i) in the case of each Voss Party and the New Director, its and their respective principals, directors, members, managers, general partners, officers and employees (the “Voss Covered Persons”), and (ii) in the case of the Company, its directors and officers (the “Company Covered Persons”), not to make or cause to be made any public statement or announcement (or any statement or announcement that can reasonably be expected to become public or require public disclosure, and including for the avoidance of doubt any statement to any stockholder or holder of other securities of the Company, sell-side or buy-side analyst or other person) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or otherwise is reasonably likely to damage the reputation of (A) in the case of any such statements or announcements by any of the Voss Parties, the New Director or the Voss Covered Persons, the Company and its Affiliates or any of its or their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or the Company Covered Persons, the Voss Parties and their Affiliates or any of their current or former principals, directors, members, general partners, officers, or employees, in each case including without limitation (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory agency, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including, in a television, radio, newspaper, or magazine interview or Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal or regulatory process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Voss Parties and their Affiliates, the Voss Covered Persons and their Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates, the Company Covered Persons and their Representatives (in their capacity as such), on the other hand.

(b) Voting of the Voss Parties’ Shares. During the Cooperation Period, each Voss Party will cause all of the outstanding common stock, $0.25 par value per share, of the Company (“Company Common Stock”) that such Voss Party or any of its controlling or controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (w) in favor of each director nominated and recommended by the Board for election at any annual meeting held during the Cooperation Period, or, if applicable, any other meeting of stockholders of the Company during the Cooperation Period, (x) against any nominees for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (y) against any proposals or resolutions to remove any member of the Board, and (z) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or pursuant to written consents; provided, however, that if Institutional Shareholder Services Inc. and Glass Lewis & Co. LLC recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), the Voss Parties shall be permitted to abstain from such vote or vote such shares of Company Common Stock in proportion to the manner in which the Company’s stockholders other than the Voss Parties vote their shares of Company Common Stock with respect to such proposal (disregarding stockholders that do not vote); provided, further, that the Voss Parties shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below).

(c) Standstill. During the Cooperation Period, each Voss Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Voss Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Company or the Board:

(i) acquire, effect, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, record or beneficial ownership of any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the Voss Parties (together with their Affiliates) having beneficial ownership of or aggregate economic exposure to more than 9.99% of the Company Common Stock;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or to act by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others the removal of any member of the Board, or (E) conduct a referendum of stockholders of the Company or engage in a “withhold” or similar campaign; provided that nothing in this clause (ii) (or clause (xvi) to the extent applicable to this clause (ii)) will prevent the Voss Parties or their Affiliates from taking non-public actions in a confidential manner in furtherance of privately identifying (x) any Successor Director following the departure of the New Director or the Additional Director (if appointed pursuant to Section 1(b)) or in anticipation of the potential imminent departure of the New Director or the Additional Director (if appointed pursuant to Section 1(b)) (it being understood that prior to taking such action under this subsection (x), the Voss Parties will first notify the Company of such potential imminent departure) or (y) any director candidate in connection with the first annual meeting of stockholders of the Company following the Cooperation Period after such date that is two (2) months prior to the notice deadline under the Organizational Documents for non-proxy access stockholder nominations of director candidates for election to the Board at such annual meeting;

(iii) make any request for any stockholder list or similar materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) (A) engage in any “solicitation” (as such term is used in the proxy rules of the SEC but including, for the avoidance of doubt, solicitations of ten (10) or fewer stockholders which would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or (B) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(v) disclose to any third party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a stockholder vote during the Cooperation Period (it being understood that instructing third parties to implement such votes or consents in a ministerial manner in accordance with this Agreement would not be a violation of this provision), except that such disclosures may be made to the extent legally required or permitted by the prior written consent of the Company;

(vi) make or submit any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, restructuring, reorganization, liquidation, separation, dissolution, dilutive financing (including without limitation any dilutive “PIPE” capital-raising issuance transaction or any transaction requiring stockholder consent or approval) or other extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to result in or require public disclosure (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares or otherwise participating in any Extraordinary Transaction, in each case on the same basis as other stockholders of the Company);

(vii) make any proposal, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization or capital allocation policy of the Company (including, for the avoidance of doubt, capital allocation policies relating to share repurchases or dividends), (C) any other change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Restated Certificate of Incorporation of the Company or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) knowingly encourage or advise any third party or knowingly assist any third party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(ix) form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act or other group, with respect to the Company or any of its securities, other than solely a group consisting solely of the Voss Parties and any of their Affiliates;

(x) enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Voss Parties (and in a manner that does not require or result in public disclosure) or (C) granting proxies to the Company in solicitations approved by the Board;

(xi) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(xii) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Stock held by a Restricted Person to any third party;

(xiii) make any disclosure, communication, announcement or statement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, place or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release (as defined below) and the other provisions of this Agreement;

(xiv) enter into any discussions, negotiations, agreements (whether written or oral), arrangements, or understandings with any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xv) make any request or submit any proposal to amend or waive the terms of this Section 2(c) (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including, but not limited to, the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to the extent necessary to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by the Restricted Person), (B) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (C) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (D) providing its views privately to members of the Board or the Company’s Chief Executive Officer and financial or legal advisors that have been identified by the Chief Executive Officer to the Voss Parties as appropriate contacts, so long as such communication would not reasonably be expected to require or result in any public disclosure of such communications or the content thereof by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall prohibit or restrict the New Director or the Additional Director (if appointed pursuant to Section 1(b)) from exercising his or her rights and fiduciary duties as a director of the Company in his or her capacity as a director of the Company, or restrict him or her from engaging in discussions solely among other members of the Board and/or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her capacity as a director and conducted privately in a manner that is not reasonably likely to result in or require public disclosure.

3. No Litigation. From the date of this Agreement until the end of the Cooperation Period, the Company, each Voss Party and the New Director hereby covenants and agrees solely for and on behalf of itself or himself that it or he shall not, and shall cause any of its or his respective controlling and controlled (and under common control) Affiliates and Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, with respect to the Voss Parties, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Voss Parties, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, any of the Voss Parties or the New Director, or any of their or his respective Representatives (solely in the context of their representation of such Voss Party in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (v) any party or any of its or his Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such party or any of its or his Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) (w) litigation by any party to enforce the provisions of this Agreement, (x) counterclaims with respect to any proceeding initiated by a party in breach of this Agreement, (y) bona fide commercial disputes that do not relate to the subject matter of this Agreement, and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such party or any of its or his Representatives receives such Legal Requirement, such party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other parties.

4. Public Announcement. Not later than 9:25 a.m. Eastern Time on January 9, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company and the Voss Parties shall file, respectively, a Current Report on Form 8-K and an amendment to Schedule 13D, each of which shall be in form and substance reasonably acceptable to the Company and the Voss Parties. The Company shall provide the Voss Parties with a copy of such Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of the Voss Parties and their Representatives. The Voss Parties shall provide the Company with a copy of such amendment to Schedule 13D prior to its filing with the SEC and shall consider in good faith any timely comments of the Company and its Representatives. Neither of the Company or any of its Affiliates nor the Voss Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

5. Withdrawal of Nomination Notice; 2023 Annual Meeting. Effective upon the date hereof, the Voss Parties shall irrevocably withdraw, and shall be deemed to have (without any further action by the Voss Parties or any other person being required) irrevocably withdrawn, the director nomination notice from the Voss Parties dated December 29, 2022 (the “Nomination Notice”), and such notice and the nominations set forth therein shall be deemed null, void and without effect, and the Voss Parties and the New Director shall immediately cease and withdraw all efforts, direct or indirect, in furtherance of its Company-related campaign(s) and any related solicitation and terminate the Voss Parties’ proxy solicitation websites and postings relating to the Company.

6. Confidentiality; Insider Trading Restrictions. The Company and the Voss Parties agree that the New Director may provide confidential information of the Company to the Voss Parties for the purpose of assisting the New Director in his or her role as a director of the Company and related compliance matters for the Company and the Voss Parties subject to, and solely in accordance with the terms of, the permitted fund information sharing confidentiality agreement which the Voss Parties and the Company are executing simultaneously with the Voss Parties’ execution and delivery of this Agreement (the “Fund Sharing Confidentiality Agreement”) and the Company Policies. The Voss Parties acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

7. Representations and Warranties of the Company. The Company represents and warrants to the Voss Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default)

under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8. Representations and Warranties of the Voss Parties. Each Voss Party represents and warrants to the Company as follows: (x) such Voss Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (y) this Agreement has been duly and validly authorized, executed, and delivered by such Voss Party, constitutes a valid and binding obligation and agreement of such Voss Party and is enforceable against such Voss Party in accordance with its terms; and (z) the execution, delivery and performance of this Agreement by such Voss Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Voss Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Voss Party is a party or by which it is bound.

9. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Voss Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Voss Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Voss Parties or their Affiliates;

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “Cooperation Period” shall mean the period commencing on the date of this Agreement and continuing until the later of (i) the date that is fifteen (15) calendar days prior to the notice deadline under the Organizational Documents for stockholders to submit non-proxy access stockholder nominations of director candidates for election to the Board (a “Nomination Notice Deadline”) at the 2024 Annual Meeting (or, if later, such deadline for subsequent annual meetings as contemplated by the concluding “evergreen” proviso of this clause (c)) and (ii) the date that is five (5) business days after the New Director ceases to serve as a member of the Board; provided that notwithstanding anything to the contrary herein, if (A) the Company confirms in writing that it will re-nominate the New Director for election as a director at the 2024 Annual Meeting or at any annual meeting(s) following the 2024 Annual Meeting (and that it will take the actions set forth in Section 1(c) with respect to the New Director with respect to such annual meeting) and (B) the New Director consents to such re-nomination(s), then prong (i) in this definition of the Cooperation Period shall be deemed to be automatically extended each such time until the date that is fifteen (15) calendar days prior to the applicable Nomination Notice Deadline(s) applicable to each such subsequent annual meeting of stockholders of the Company at which the Company has confirmed it will re-nominate the New Director;

(d) the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and standards used by the Board in determining the independence of the Company’s directors, as disclosed to the Voss Parties prior to the date hereof;

(e) the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;

(f) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(g) the term “Qualified Director” shall mean an individual who (i) qualifies as Independent, (ii) unless the Company otherwise consents (which is deemed granted as to the initial New Director by virtue of execution of this Agreement, and which cannot be unreasonably withheld, delayed or conditioned as to any Successor Director(s)), is not an employee, officer, director, general partner, manager or other agent of an Voss Party or of any Affiliate of an Voss Party, (iii) is not a limited partner, member or other investor (unless such investment has been disclosed to the Company) in any Voss Party or any Affiliate or Associate of an Voss Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Voss Party or any Affiliate or Associate of an Voss Party regarding such person’s service as a director on the Board (which for the avoidance of doubt shall not include ordinary course employment agreements or arrangements with any of the Voss Parties or their Affiliates), except as disclosed to and consented to by the Company, and (v) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines (the “Guidelines”);

(h) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives;

(i) the term “SEC” means the U.S. Securities and Exchange Commission; and

(j) the term “Voting Securities” means the Company Common Stock, and any other Company securities entitled to vote in the election of directors.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below (as applicable), and receipt of such facsimile or email (as applicable) is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 10:

if to the Company:

Griffon Corporation
712 Fifth Ave., 18th Floor
New York, New York
Attention:	Seth L. Kaplan, Senior Vice President, General Counsel and Secretary
Email:	kaplan@griffon.com
Fax:	(212) 957-5040

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew R. Brownstein
Sabastian V. Niles
Elina Tetelbaum
Email:	ARBrownstein@wlrk.com
SVNiles@wlrk.com
ETetelbaum@wlrk.com
Fax:	(212) 403-2000

if to the Voss Parties:

c/o Voss Capital, LLC
3773 Richmond Avenue, Suite 500
Houston, Texas 77046
Attention:	Travis W. Cocke
Email:	t@vosscap.com
Fax:	(281) 770-0379

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Andrew Freedman
Rebecca Van Derlaske
Email:	afreedman@olshanlaw.com
rvanderlaske@olshanlaw.com
Fax:	(212) 451-2222

11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company agrees to reimburse the Voss Parties for their reasonable and documented out-of-pocket fees, costs and expenses not in excess of $500,000 incurred in connection with the legal matters related to the 2023 Annual Meeting, including the recruitment and nomination of directors, the negotiation and execution of this Agreement and the matters contemplated hereby.

12. Specific Performance; Remedies; Venue.

(a) The Company and the Voss Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Voss Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH VOSS PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Voss Party (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Termination. This Agreement will terminate on the earlier of (i) the expiry of the Cooperation Period and (ii) upon any material breach of this Agreement by any party hereto upon five (5) business days’ written notice by the non-breaching party to such other party, if such breach has not been cured within such notice period; provided that the party providing such notice is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 16 (solely with respect to provisions that survive termination of this Agreement), 17, 18, 19 and 20 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

15. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

16. Affiliates. Each of the Voss Parties agrees that it will cause its Affiliates, and their respective employees and other Representatives, to comply with the terms of this Agreement.

17. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Voss Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

18. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

19. Entire Understanding; Amendment. This Agreement and the Fund Sharing Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Fund Sharing Confidentiality Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Voss Parties.

20. Interpretation and Construction. The Company and each Voss Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Voss Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date of this Agreement.

VOSS PARTIES:

Voss Value MASTER Fund, L.P.

By:	Voss Advisors GP, LLC General Partner

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP

By:	Voss Advisors GP, LP General Partner

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

Voss Advisors GP, LLC

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

Voss Capital LLC

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

* * * *

[Signature Page to Cooperation Agreement]

THE COMPANY

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan
Name:	Seth L. Kaplan
Title:	Senior Vice President

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release

Filed separately as Exhibit 99.1 to the Current Report on Form 8-K